Exhibit 10.6

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of               , 2019 (the “Effective Date”), by and between Jessica Billingsley, an individual (the “Executive”), and MTech Acquisition Holdings Inc., to be renamed as Akerna Corp., a corporation formed in the State of Delaware with its principal place of business at 1601 Arapahoe Street, Suite #900, Denver, Colorado 80202, (the “Company”) (each individually, “Party,” collectively, the “Parties”).

WHEREAS, the Company was created as the result of a merger between MTech Acquisition Holdings, Inc. (“MTech”) and its wholly-owned subsidiary, MJ Freeway LLC (“MJ Freeway”) (the “Merger”);

WHEREAS, Executive has served as the Chief Executive Officer of MJ Freeway;

WHEREAS, the Company desires to retain the services of Executive as the Chief Executive Officer of the Company and the Executive desires to provide such services to the Company; and

WHEREAS, in light of the foregoing, the Company and Executive desire to memorialize their employment relationship on the terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt of which the Parties hereby acknowledge, Executive and the Company agree as follows:

1.    Prior Agreements/Position.

(a)	All prior employment agreements, oral or written, by and between Executive and MJ Freeway, including that certain “Employee Covenant Agreement” dated July 23, 2014, are cancelled, and, as of the Effective Date of this Agreement, are of no further force or effect, provided, however, that nothing herein shall impair any rights of Executive under any compensation, employee benefit or equity rights plan, program or arrangement.

(b)	Executive acknowledges that, as of the Effective Date, except as set forth in this Agreement, she is not entitled to any severance pay or similar benefits from MJ Freeway pertaining, in any way, to her employment with MJ Freeway, of from any of MJ Freeway’s successors or assigns, or from the Company.

(c)	As of the Effective Date, Executive agrees to be employed by the Company in the position of Chief Executive Officer, and the Executive shall be the senior-most executive of the Company. Executive’s first day of work for the Company will be the date the merger of MTech and MJ Freeway closes (the “Closing Date”). Executive shall directly report to the Board of Directors of the Company (including any designated committee thereof, the “Board of Directors”), and all employees of the Company shall report to Executive or her designee(s). In her capacity as the Company’s Chief Executive Officer, Executive shall act as the Company’s principal executive officer, and in such capacity shall undertake the duties and responsibilities customary to that position, subject to the oversight of the Board of Directors. Executive acknowledges Executive’s and the Company’s public reporting obligations associated with Executive’s status as the principal executive officer of the Company under applicable securities laws, rules and regulations, and Executive shall use Executive’s efforts to comply with all such reporting obligations that are her personal responsibility (including filings related to beneficial ownership of the Company’s securities under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that the Company agrees to provide the Executive with assistance and support with respect to all such filings (including making such filings on the Executive’s behalf).

(d)	The Company and the Board of Directors, respectively, shall take such action as may be necessary to appoint or elect the Executive as a member of the Board of Directors as of the Closing Date. Thereafter, the Company shall cause the nominating and corporate governance committee of the Board of Directors (or comparable committee) (the “Nominating Committee”) to nominate Executive to serve as a member of the Board of Directors each year the Executive’s term of Board of Directors service is to be slated for reelection to the Board of Directors. If the Company’s stockholders vote in favor of the Nominating Committee’s nomination of Executive to serve as a member of the Board of Directors, Executive agrees to serve in such capacity.

2.    At-Will Employment. Executive’s employment is at-will. Subject to Section 7, this means that either Executive or the Company may terminate the employment at any time for any reason or no reason. This Agreement will commence on the Effective Date and continue in effect until terminated in accordance with the terms and conditions set forth in Section 7 (the “Employment Term”).

3.    Executive’s Effort. Executive shall devote substantially all of her working time, skill and attention to her position and to the business and interests of the Company; provided, that nothing herein shall preclude Executive, (i) subject to prior approval of the Board of Directors, from serving on the boards of directors of other for-profit companies or from serving on industry committees and/or groups, (ii) serving on the board of directors of the National Cannabis Industry Association, serving as a mentor to entrepreneurs, serving as an advisor to the Canopy Cannabis Accelerator and being a member of YPO, and (iii) from engaging in charitable activities including serving on the boards of directors of non-profit organizations, so long as, in each case, and in the aggregate, such service and management does not conflict with the performance of Executive’s duties hereunder. Executive may be requested to serve as a member the Board of Directors and on the boards of directors of Company subsidiaries, in each case for no additional compensation. The Company may apply for and obtain and maintain at its own sole expense a key person life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board of Directors, the beneficiary of which shall be the Company. Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

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4.    Executive’s Location. The principal place of the Executive’s employment shall be at 1601 Arapahoe Street, Suite #900, Denver, Colorado 80202. Executive may be required to travel on Company business during the Employment Term.

5.    Representations. Executive hereby represents and warrants to the Company that: (i) Executive has full power and capacity to execute and deliver, and to perform, all of Executive’s obligations under this Agreement; (ii) upon execution and delivery of this Agreement, this Agreement will be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms; and (iii) Executive is not now under any obligation by contract, agreement or understanding to any person, business, or other entity, that is inconsistent, or in conflict, with this Agreement or that would prevent Executive from performing her obligations hereunder. Executive also agrees that she will immediately inform the Company of any such restrictions. The Company represents and warrants to the Executive that the Company has the authority to enter into this Agreement with Executive, the person signing this Agreement has the authority of the Company to enter into this Agreement on behalf of the Company, and that all corporate formalities necessary to bind the Company (including Board of Director approval of this Agreement) have been accomplished.

6.    Compensation.

(a)	Base Salary. The Company shall pay the Executive an annual base salary in the amount of Two Hundred Fifty Thousand Dollars ($250,000),payable on a bi-weekly basis or otherwise in accordance with the Company’s standard policies. The Base Salary shall be subject to (i) review at least annually by the Board of Directors for increase, but not decrease, and (ii) automatic increase by an amount equal to $50,000 from its then current level on the date upon which the Company’s aggregate, gross consolidated trailing twelve month (TTM) revenue equals the product of (x) two multiplied by (y) the Company’s aggregate, gross consolidated trailing twelve month (TTM) revenue as the Closing Date. The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)	Bonus. In addition to the Base Salary, the Executive shall be eligible for an annual bonus (the “Annual Bonus”) with respect to each fiscal year ending during the Executive’s employment. Executive’s target annual cash bonus shall be in the amount of one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”) with the opportunity to earn greater than the Target Bonus upon achievement of above target performance. The amount of the Annual Bonus shall be determined by the Board of Directors on the basis of fulfillment of the objective performance criteria established in the reasonable discretion of the Board of Directors, after prior consultation with Executive. The performance criteria for any particular fiscal year shall be set no later than ninety (90) days after the commencement of the relevant fiscal year. The Parties acknowledge and agree that, for the 2019 fiscal year, the Annual Bonus shall be determined based upon the following four (4) budget components, each of which scales linearly between achieving 75% to 100%, and greater than 100% with respect to the Platform Recurring Revenue and Government Recurring Revenue budget components respectively, of the applicable fiscal year’s budget for each such component (with 50% of the Target Bonus payable upon achievement of 75% of budget, 100% of the Target Bonus payable upon achievement of budget (and, with respect to the Platform Recurring Revenue and Government Recurring Revenue budget components, with 200% of each weighted portion of the Target Bonus payable upon achievement of 125% of the corresponding component of budget, with linear interpolation between points)):

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Percentage Weighting of
Budget Component	Executive’s Base Salary
(i) Platform Recurring Revenue	55%
(ii) Government Recurring Revenue	20%
(iii) Services Revenue	15%
(iv) Net Income	10%

TOTAL TARGET BONUS (i) – (iv):          100% of Executive’s Base Salary

Any Annual Bonus for a fiscal year shall be paid within thirty (30) days following issuance of the Company’s annual audited financial statements for the applicable year, but in no event later than two and half months following the last day of the year to which such Annual Bonus relates, subject to Executive’s employment with the Company on such last day, which is the day when any such Annual Bonus is earned, except as provided in Section 7 hereof. No portion of the Annual Bonus shall be prorated based upon the date of the Closing Date.

(c)	Completion Award. Within ten (10) days following the Closing Date, the Company shall pay the Executive a cash bonus in a single lump sum of $95,000.00.

(d)	Annual Equity Awards. In addition, in the first fiscal quarter of each year during the Employment Term (or more frequently), the Company shall grant Executive an equity-based incentive award with a grant date fair value determined by the Compensation Committee of the Board (the “Annual Award”). The Annual Award shall be subject to such terms and conditions (including vesting conditions) that are no less favorable to the Executive than any other executive or employee of the Company.

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(e)	Employee Benefits. During the Executive’s employment at the Company, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

(f)	Vacation; Paid Time Off; Holidays. During the Employment Term, the Executive shall be entitled to no less than four (4) weeks’ paid vacation per calendar year and paid holidays in accordance with the Company’s policies for executive officers as such policies may exist from time to time. The Company shall give Executive credit for vacation days she accrued during her employment with MJ Freeway but has not used as of the date she begins employment with the Company.

(g)	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures. In addition, during the Executive’s employment with the Company, the Company shall pay the costs of the Executive’s YPO membership up to a maximum amount of $10,000.

(h)	Legal Fees. The Company shall reimburse up to $10,000 of the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, which shall be paid within thirty (30) days following the Effective Date.

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(i)	Indemnification and D&O. If Executive is made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, suit, investigation or proceeding of any type, the Company shall indemnify, defend, and hold Executive harmless to the maximum extent authorized or permitted by applicable law, by its Articles of Incorporation, By-Laws, and all other organizational documents of the Company, as the foregoing may be amended from time to time to provide broader protection, and including, any and all expenses (including advancement and payment of attorneys’ fees) and losses arising out of or relating to any of Executive’s actual or alleged acts, omissions, negligence or active or passive wrongdoing, including, the advancement of expenses Executive incurs. In all events, without limiting the foregoing, the Company shall provide Executive with indemnification on terms no less favorable than provided to any other executive officer or director of the Company. Such indemnification shall continue even if Executive has ceased to be a director, officer, equityholder, or employee of the Company and shall inure to the benefit of Executive’s heirs, executors and administrators. Further, the party that prevails in litigation or arbitration over any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between Executive and the Company, Executive’s employment with the Company, or the termination thereof, shall be reimbursed for any and all costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with litigation or arbitration over such controversy, dispute or claim. In addition, during Executive’s employment with the Company and while potential liability exists (but in no event less than six years thereafter), the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and officers of Company (but in no event less than a reasonable amount of coverage). The provisions of this Section 6(i) shall survive the termination of this Agreement and Executive’s employment with the Company.

7.    Termination of Employment. The Executive’s at-will employment hereunder may be terminated by the Company with or without Cause, or by the Executive with or without Good Reason.

(a)	Definition of Cause. For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness); or

(ii)	Executive’s willful failure to comply with a lawful directive of the Board of Directors; or

(iii)	Executive’s willful engagement in illegal conduct, or gross misconduct, which, in each case, is materially injurious to the Company; or

(iv)	Willful actions by Executive constituting embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; or

(v)	Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

(vi)	Executive’s material breach of any material obligation under this Agreement;

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provided that the Company hereby acknowledges and agrees that Executive’s engagement in, or facilitation of, business in or with respect to the marijuana industry shall not constitute “Cause” hereunder.

Solely in the case of an event of Cause described in clauses (i), (ii) and (vi) of this Section 7(a) (each, a “Cause Capable of Cure”), the Company cannot terminate Executive for Cause unless the Company has provided written notice to Executive of the existence of the circumstances providing grounds for termination for a Cause Capable of Cure, and Executive has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances; provided however, that, if the Company expects irreparable injury from a delay of thirty (30) calendar days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances.  Notwithstanding the foregoing provisions of this Section 7(a), any action or inaction taken by the Executive based upon the Executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board of Directors shall not form the basis for Cause. A termination of employment will not be considered a termination with Cause unless the Board of Directors, within one hundred twenty (120) days following the date upon which the Board knows of the condition giving rise to Cause, notifies the Executive in writing of its intent to terminate her employment with Cause.

(b)	Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	a reduction in the Executive’s Base Salary or Target Bonus percentage;

(ii)	a relocation of Executive’s principal place of employment by more than twenty five (25) miles;

(iii)	a material breach by the Company of any material provision of this Agreement or any other material agreement between the Company and Executive;

(iv)	an adverse change in Executive’s title, duties, responsibilities or authority (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), except a change in title after a “Change in Control” (as defined below) shall not be considered Good Reason.);

(v)	the Company’s failure to obtain an agreement from any successor to the Company following a Change in Control to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; or

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(vi)	any purported termination of Executive's employment that is not effected in accordance with the applicable provisions of this Agreement.

A termination of employment will not be considered a termination with Good Reason unless (x) the Executive, within ninety (90) days following the occurrence of the condition giving rise to Good Reason, notifies the Company in writing of her intent to terminate with Good Reason; (y) the Company fails to cure such condition within thirty (30) days after being so notified; and (z) the Executive actually terminates no later than thirty (30) days after the end of such thirty (30)-day cure period.

(c)	Termination for Cause or Without Good Reason. Upon termination of Executive’s employment for Cause or by Executive without Good Reason, the Company shall have no further obligation or liability to Executive under this Agreement, other than for:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the date required by applicable law;

(ii)	any Annual Bonus earned and awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (the “Prior Year Bonus”), except that in the event of Executive’s termination pursuant to this Section 7(c), any such Annual Bonus for a year shall be awarded and payable in accordance with Section 6(b) hereof, subject to Executive’s employment with the Company on the last day of the year to which the Annual Bonus relates;

(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, and provided that such expenses and required substantiation and documentation are submitted within thirty (30) days following termination;

(iv)	such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and

(v)	all amounts otherwise required to be paid or provided by law.

The amounts descripted in Sections 7(c)(i) through 7(c)(v) are referred to herein collectively as the “Accrued Amounts.”

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(d)	Termination due to Death or Disability Upon termination of this Agreement solely as a result of the death or Disability of Executive, Executive or her estate shall receive:

(i)	the Accrued Amounts; and

(ii)	a one-time pro rata share (through the termination date) of the Target Bonus amount for the year in which such termination occurred, payable within thirty (30) days following the date of termination of employment (the “Pro-Rated Bonus”).

(iii)	For purposes of this Agreement, “Disability” shall mean the physical or mental illness or incapacity (including as a result of abuse of alcohol or other drugs or controlled substances) of Executive which results in Executive being unable to substantially perform the duties and services required to be performed under this Agreement, subject to the requirements of applicable disability discrimination laws, for a period of (i) one hundred twenty (120) consecutive days or longer, or (ii) one hundred eighty (180) days in any three hundred sixty (360) consecutive day period, as determined by the Board of Directors in good faith.

(e)	Termination Without Cause or With Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive with Good Reason. In the event of such termination, in addition to the rights under Section 6(c), the Executive shall be entitled to the following:

(i)	the Accrued Amounts;

(ii)	a cash severance payment equal to the Base Salary (at the highest rate in effect during the twelve (12) month period preceding the date of such termination of employment), payable in equal monthly installments for the twelve (12) month period immediately following the Termination Date;

(iii)	a Pro-Rated Bonus through the date of termination;

(iv)	termination of the lock up period imposed by that certain Lock Up Agreement Executive executed in connection with the Merger with respect to fifty percent (50%) of the shares of Company stock that were owned by Executive prior to the Merger; and

(v)	to the extent permitted by applicable law, payment by the Company of Executive’s group health insurance (COBRA) premium for a period of twelve (12) months following the Executive’s termination under this Section 7(e), provided the Executive continues to be eligible for COBRA for that entire period of time.

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(f)	Termination Without Cause or With Good Reason in Connection with Change in Control. In the event of Executive’s termination without Cause or resignation with Good Reason, occurs within the period beginning sixty (60) days before and ending twelve (12) months following the occurrence of a Change in Control (as defined below) of the Company, Executive shall, in addition to the payments and benefits described in Section 7(e), also be entitled to a one-time cash severance payment in an amount equal to the Base Salary (at the highest rate in effect during the twelve (12) month period preceding the date of such termination of employment), payable in a single lump sum within sixty (60) days following the date of such termination of employment.

(i)	Payments and other applicable entitlements provided under this Section 7(e)(ii), (iii) and (iv) and Section 7(f) are subject to the Executive’s compliance with Section 9, Section 10 and Section 11 of this Agreement and her execution of a general release of claims and covenant not to sue in a form annexed hereto as Exhibit A (the “Release”), such Release becoming effective within thirty (30) days following the Termination Date, and Executive not revoking the Release.

(ii)	For purposes of this Agreement, the term “Change in Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (A) and (B) of this definition below, a “Change in Control” shall not be deemed to have occurred if the applicable third party acquiring the Company is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(A)	An acquisition (whether directly from the Company or otherwise) of fifty percent (50%) or more of the Company’s then outstanding shares of stock by any “Person” (as that term is used for purposes of Section 13(d) or 14(d) of the Exchange Act or more than one Person acting as a group, immediately after which such Person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act).

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(B)	Individuals who, as of the Effective Date constitute the entire Board of Directors (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the entire Board of Directors; provided that any individual becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as that term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

(C)	Approval by the Board of Directors and, if required, stockholders of the Company, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(1)	A merger, consolidation or reorganization involving the Company, where either or both of the events described in paragraphs (A) and (B) above would be the result;

(2)	A liquidation or dissolution of, or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(3)	An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person or more than one Person acting as a group (other than a transfer to a subsidiary of the Company).

(g)	Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other Party hereto in accordance with this Agreement. The Notice of Termination shall specify:

(i)	The termination provision of this Agreement relied upon;

(ii)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(iii)	The applicable Termination Date.

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(h)	Executive Duties after Receipt of Notice of Termination for Cause. Subject to the Company affording Executive a reasonable ability to cure a purported Cause Capable of Cure, after the Company gives Executive notice of termination for Cause and prior to termination of employment becoming effective, the Company may, in its sole discretion: (i) require that Executive absent herself from the office; and (ii) require that Executive perform no work, provided that Executive shall continue to be paid her Base Salary during such period of time.

(i)	Termination Date. The Executive’s “Termination Date” shall be:

(i)	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii)	If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(iii)	If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive or, if applicable, the last date of the Cause Capable of Cure period;

(iv)	If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination; and

(v)	If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination.

(j)	Resignation of All Other Positions. Immediately upon the effective date of any termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned automatically from membership on the Board of Directors or the board of directors of any affiliate of the Company and from any and all offices Executive holds at the Company or any affiliate of the Company.

(k)	No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

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8.    Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Executive’s employment by the Company may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. It is expressly agreed that non-compliance with a request for cooperation services by the Executive for good reason, including ill health or prior commitments, shall not constitute a breach or violation of this Agreement. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation. In addition, the Company shall pay the Executive an hourly fee, in an amount determined by dividing Executive’s Base Salary as in effect on the date of termination by 2,000, for services rendered by Executive in complying with this Section 8; provided that no such payment shall be required by the Company during the Employment Term or during any period in which severance is being paid to the Executive pursuant to Section 7(e) hereof.

9.    Confidentiality.

(a)	For purposes of this Agreement, “Confidential Information” is and shall be trade secrets, knowledge, data or other confidential, secret or proprietary information of the Company relating to trade secrets, discoveries, inventions, products and product development, processes, practices, methods, techniques, knowledge, know-how, information relating to governmental relations, technical or other data, designs, formulas, test data, customer and supplier lists, business plans, marketing or manufacturing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, subsidiaries or affiliates, that, in any case, is not otherwise generally available to the public or has not been disclosed by the Company to others not subject to confidentiality agreements, which Executive may produce, obtain or otherwise learn of during the course of Executive’s employment and/or association with the Company, and whether produced, obtained, or learned of prior to, as of or following the date hereof.

(b)	At all times both during the Executive’s employment with the Company and thereafter, the Executive shall keep confidential and agrees not to deliver, reproduce, disclose or in any way willfully allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including any purpose harmful to the interests of the Company) except: (i) while employed by the Company and solely in the business of and for the benefit of the Company; (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislature body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information; (iii) with the specific direction, authorization or consent of a duly authorized representative of the Company; or (iv) for the purpose of disclosing the post-employment restrictions in this Agreement to any potential new employer.

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(c)	Upon the termination of Executive’s employment with the Company, Executive shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature (electronic or otherwise) describing, including or pertaining to any Confidential Information, and Executive will not take with her any description containing or pertaining to any Confidential Information which Executive may produce or obtain during the course of her services. The terms of this paragraph shall survive termination of this Agreement. Notwithstanding the foregoing, Executive may retain her personal contacts, personal compensation data, agreements relating to the Executive’s equity rights and, subject to prior approval by the Company, which approval shall not be unreasonably withheld, any documents reasonably needed for tax return preparation purposes.

(d)	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)	The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)	is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)	If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)	files any document containing trade secrets under seal; and

(B)	does not disclose trade secrets except pursuant to court order.

(e)	Nothing herein shall prevent Executive from making a report, or bringing a claim, to any governmental agency, including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney General of the State of Colorado.

(f)	The Executive and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances and further agree that if in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

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10.  Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

11.  Non-Competition and Non-Solicitation; Non-Disparagement. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(a)	During the Executive’s employment with the Company and for a period of one (1) year from the date of termination of Executive’s employment for any reason, the Executive shall not, anywhere within the United States either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in an employment, business or other activity engaged in the business of selling, producing or distributing supply chain technology for the cannabis industry. The post-employment restriction contained in this section shall not apply in the State of California. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded company engaged in competition with the Company.

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(b)	The Executive further agrees that, during the Executive’s employment with the Company and for a period of one (1) year from the date of termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, either as a principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on the Executive’s behalf or any other persons or entity other than the Company or its affiliates, (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any customer or prospective customer of the Company with whom the Executive has had personal contact within the twelve (12) month period prior to the Executive’s termination date, or (ii) solicit or induce, or attempt to solicit or induce, directly or indirectly any person who is, or during the twelve (12) month period prior to the Executive’s termination date was, an employee or agent of, or consultant to, the Company or any of its affiliates, to terminate its, his or her relationship therewith, or (iii) hire or engage any person who is, or during the twelve (12) month period prior to the Executive’s termination date was, an employee, agent of or consultant to the Company or any of its affiliates (other than an individual whose employment or service was involuntarily terminated by the Company). Notwithstanding the foregoing, the provisions of this Section 11(b) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Executive serving as a reference, upon request, for any employee of the Company, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(c)	Executive understands that the provisions of this Section may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in this Section.

(d)	If a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court or arbitrator of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)	During the Employment Term and for the two year period following the Termination Date, the Executive agrees not to make public statements or communications that disparage the Company. During the Employment Term and for the two year period following the Termination Date, the Company agrees that it shall, and that its directors and executive officers shall not make public statements or communications that disparage Executive. The foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

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12.  Jury Trial Waiver / Arbitration.

(a)	THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(b)	The Parties agree that this Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, and all matters relating to the to the Executive’s employment hereunder or the termination of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act, as amended), shall be resolved exclusively through mediation/arbitration by the American Arbitration Association (“AAA”) in the County of Arapahoe, Colorado in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures.

(c)	The terms of this Agreement shall be governed and construed under the laws of the State of Colorado, except for the arbitration provision which shall be governed by the Federal Arbitration Act.

(d)	In the event of a breach or threatened breach of Sections 9, 10, or 11 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek from the arbitrator, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(e)	Any action or proceeding by either of the Parties to enforce the arbitration provision of this Agreement shall be brought only in a state or federal court located in the State of Colorado, having jurisdiction over the County of Arapahoe. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.  Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment pursuant to Section 7 or (b) the Company’s advance written request at any time during the Executive’s employment, the Executive shall, subject to Section 9(c), use her reasonable efforts to: (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

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14.  Publicity. Subject to Section 11(e), the Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information for the exclusive purpose to further the Company’s business. The Company agrees to indemnify, defend and hold the Executive harmless from any and all claims or causes of action, established or otherwise, arising from or relating to the Company’s use of the Executive’s name, voice, likeness, image, appearance, and/or biographical information.

15.  Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties warrant that, in agreeing to the terms of this Agreement, they have not relied upon any oral statements or upon any written statements not contained in this Agreement. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.

16.  Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17.  Severability. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

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(a)	The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(b)	The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18.  Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.  Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf signatures of this Agreement shall be considered originals for purposes of this Agreement.

20.  Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.  Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Any form of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A and the regulations thereunder. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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22.  Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) as well as to any purchaser of all or substantially all of the Company’s assets; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Subject to the foregoing, this Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23.  Notice. Notices and all other communications provided for in this Agreement, including in the Release annexed hereto as Exhibit A, shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):

If to the Company:

MTech Acquisition Holdings Inc.

1601 Arapahoe Street, Suite #900

Denver, Colorado 80202

Attn: Chairperson, Board of Directors

with a copy to (which will not constitute notice) to:

Ellenoff, Grossman & Schole, LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Tamar Donikyan, Esq.
Email: tdonikyan@egsllp.com
Telephone: (212) 370-1300
Facsimile: (212) 370-7889

If to the Executive:

At the address shown in the books and records of the Company;

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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

24.  Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25.  Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

26.  ACKNOWLEDGMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first above written.

EXECUTIVE		MTech Acquisition Holdings Inc.

By:		By:
	JESSICA BILLINGSLEY	Name: Scott Sozio
Title: Chairperson, Board of Directors

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EXECUTION COPY

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

Jessica Billingsley (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under the employment agreement (the “Agreement”) made and entered into as of               , 2019 (the “Effective Date”), by and between Executive and Akerna Corp. (the “Company”) (each individually, “Party,” collectively, the “Parties”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Company, its parents, subsidiaries, affiliates, divisions, assigns, predecessors, insurers, successors, and the past and present employees, officers, directors, insurers, attorneys, representatives and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to her employment with the Company or service as a member of the Board of Directors of the Company or the termination thereof or her service as an officer or member of the Board of Directors of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law that prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act, the Civil Rights Act of 1964 and 1991, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Colorado Anti-Discrimination Act, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, Colorado occupational safety and health laws, Colorado wage hour and wage-payment laws, Colorado equal pay laws, and all claims under Federal, state or local laws for quantum meruit, unjust enrichment, breach of oral promise, wrongful discharge, tortious interference, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; any claims for attorneys’ fees, costs, disbursements, or other expenses; and any claims for damages or personal injury; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement or to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned, or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Releasees or any insurance coverage under any directors and officers insurance or similar policies (including, without limitation, under Section 6(i) of the Agreement), or any rights Executive may have as a member or holder of equity or other securities of the Company or its affiliates (including, without limitation the awards granted under Sections 6(c) and 6(d) of the Agreement).

Executive further agrees that this General Release and Covenant Not to Sue may be pleaded by the Company as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under the ADEA.

In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The Parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

No provision of this General Release and Covenant Not to Sue should be read as preventing Executive from making a report to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by, any governmental agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney General of the State of Colorado, or a state or local fair employment practices agency. While Executive may participate in such investigation or proceeding, Executive acknowledges and agrees that Executive waives Executive’s right to recover monetary damages, of any kind, in such investigation or proceeding arising from, or in any way relating to, Executive’s employment with, or separation from, the Company that may have arisen prior to Executive’s signing of this General Release and Covenant Not to Sue. Executive acknowledges that this Release prohibits Executive from pursuing any claims against the Company seeking monetary relief for Executive and/or as a representative on behalf of others.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Colorado, applicable to agreements made and to be performed entirely within such State without regard to principles of conflicts of laws.

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To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that Executive may cancel or revoke this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by the Parties to this General Release and Covenant Not to Sue.  In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue.  If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make certain payments to Executive or to provide Executive with certain other benefits described in the Agreement, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive is hereby advised to consult legal counsel prior to executive this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this _____ day of _____________, 20__.

Jessica Billingsley

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